Exhibit 99.1

Century Aluminum Company
Consolidated Statements of Cash Flows
(Dollars in Thousands)
(Unaudited)

	Nine months ended September 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(198,164)	$11,054
Adjustments to reconcile net income (loss) to net cash provided by ( used in ) operating activities:
Unrealized net loss on forward contracts	605,105	201,999
Depreciation and amortization	62,912	57,735
Deferred income taxes	(198,352)	(38,822)
Pension and other post retirement benefits	11,677	6,499
Stock-based compensation	12,034	3,765
Excess tax benefits from share based compensation	(657)	(516)
(Gain) loss on disposal of assets	248	(49)
Non-cash loss on early extinguishment of debt	-	2,461
Purchase of short-term trading securities	(97,532)	(645,909)
Sale of short-term trading securities	348,416	387,182
Undistributed earnings of joint ventures	(12,466)	(11,351)
Change in operating assets and liabilities:
Accounts receivable - net	(22,403)	13,244
Due from affiliates	(9,771)	9,849
Inventories	(36,119)	(20,990)
Prepaid and other current assets	(389)	(1,988)
Accounts payable, trade	15,266	11,849
Due to affiliates	(215,522)	12,018
Accrued and other current liabilities	(28,523)	(52,289)
Other - net	(5,001)	13,519
Net cash provided by ( used ) in operating activities	230,759	(40,740)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(26,738)	(13,693)
Nordural expansion	(53,397)	(79,560)
Investments in and advances to joint ventures	(36,973)	-
Proceeds from sale of property, plant and equipment	47	543
Restricted cash deposits	(9,710)	3,744
Net cash used in investing activities	(126,771)	(88,966)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	-	30,000
Repayment of long-term debt	-	(349,436)
Repayment of long-term debt - related parties	(480,198)	-
Excess tax benefits from share based compensation	657	516
Issuance of common stock - net of issuance costs	443,646	417,037
Net cash provided by (used in) financing activities	(35,895)	98,117

NET INCREASE (DECREASE) IN CASH	68,093	(31,589)

CASH, BEGINNING OF PERIOD	60,962	96,365

CASH, END OF PERIOD	$129,055	$64,776